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                                                                   Exhibit 11.01

               Travelers Property Casualty Corp. and Subsidiaries
                        Computation of Earnings Per Share
                   (In millions, except for per share amounts)

                                              Three Months Ended               Nine Months Ended
                                              ------------------               -----------------
                                                 September 30,                   September 30,
                                                 -------------                   -------------
                                             1997            1996            1997            1996
                                           ---------       ---------       ---------       ---------
Earnings:
   Net income                              $     327       $     247       $     876       $     129
   Preferred Dividends:
     7.5% Preferred Stock - Series Z              --              --              --              (4)
                                           ---------       ---------       ---------       ---------
                                           $     327       $     247       $     876       $     125
                                           =========       =========       =========       =========
Average shares:
   Common                                      392.5           400.0           396.8           356.2
                                           =========       =========       =========       =========

Earnings per share                         $    0.83       $    0.62       $    2.21       $    0.35
                                           =========       =========       =========       =========


Earnings per common share is computed after recognition of preferred stock dividend requirements and is based on the weighted average number of common shares and common stock equivalents outstanding during the period. For purposes of the computation of earnings per share for the three and nine months ended September 30, 1996, the weighted average number of common shares and common stock equivalents was computed by treating the common stock issued within a one-year period prior to the initial filing of the registration statement relating to the initial public offering (IPO) as outstanding for all reported periods. This amount was then reduced by the dilutive effect of such issuances of stock prior to the IPO determined by using the actual proceeds and the number of shares that could have been repurchased using the IPO price as the repurchase price for all periods presented. Fully diluted earnings per common share assuming the dilutive effect of common stock equivalents has not been presented because the effects are not significant.